Exhibit 99.5

GAINSCO, INC.

20,365,000 SHARES OF COMMON STOCK
ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME ON
, 2005 UNLESS EXTENDED.

     , 2005

To: Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by GAINSCO, INC. of up to an aggregate of 20,365,000 shares of common stock, par value $0.10 per share (“Common Stock”), of GAINSCO, INC., at a subscription price of $.75 per share of Common Stock (the “Subscription Price”), pursuant to the exercise of subscription rights (“Subscription Rights”) initially distributed to all holders of record of shares of GAINSCO INC.’s Common Stock as of the close of business on      , 2005. The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for every three shares of Common Stock owned by such beneficial owner. Shareholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded up to the next whole number.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

     Enclosed are copies of the following documents for you to use:

     1. The prospectus;

     2. Form of Letter from GAINSCO, INC. to its shareholders;

     3. Instructions for Use of GAINSCO, INC. Subscription Certificates;

     4. Notice of Guaranteed Delivery;

     5. A form letter which may be sent to your clients for whose accounts you hold Common Stock registered in your name or in the name of your nominee;

     6. Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Subscription Rights;

     7. Nominee Holder Certification Form; and

     8. Return Envelope addressed to Continental Stock Transfer & Trust Company, as Subscription Agent.

     Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., New York City time, on      , 2005 (as it may be extended, the “Expiration Date”).

     To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed in lieu of delivery of a Subscription Certificate prior to the Expiration Date.

     Additional copies of the enclosed materials may be obtained by contacting Morrow & Co., Inc. at (800) 607-0088 for shareholders and (800) 654-2468 for banks and brokers.

Sincerely,

/s/ Glenn W. Anderson
Glenn W. Anderson
President and Chief Executive Officer

     NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF GAINSCO, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE COMMON STOCK ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.